U.S. EQUITY FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
2/27/03  	American Electric Power Company, Inc.

Shares            Price         Amount
75,891	         $20.95       $1,589,916
                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.6285     N/A 	 0.15%	            0.35%

Brokers
Salomon Smith Barney, Inc.

Underwriters of American Electric Power Company, Inc.

Underwriters          	                       Shares
J.P. Morgan Securities, Inc.                 16,250,012
Salomon Smith Barney, Inc.                   16,250,013
Banc of America Securities LLC		     10,000,000
BNP Paribas Securities Corp.                  1,071,425
Danske Markets, Inc.                          1,071,425
Goldman Sachs & Co.                           1,071,425
Lehman Brothers, Inc.                         1,071,425
McDonald Investments, Inc.                    1,071,425
Morgan Stanley & Co., Inc.		      1,071,425
UBS Warburg LLC			              1,071,425

Total                                        50,000,000